Exhibit 99.1

Valley Financial Corporation	▲
_______________________________________________________

FOR RELEASE 4:00 p.m. January 26, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION
REPORTS RECORD QUARTERLY EARNINGS AND
A SECOND CONSECUTIVE YEAR OF RECORD EARNINGS

ROANOKE, VIRGINIA (January 26, 2012) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results and reported record net income of $5,688,000 and diluted earnings per share of $1.00 for the year ended December 31, 2011.  The results represent a $2,195,000 or 63% increase over the previous year’s record net income of $3,493,000.  Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income was $4,720,000 compared to $2,534,000 for the prior year, an increase of 86%.  Return on average total assets was 0.73% and return on average shareholders’ equity was 9.88% for the year, compared with 0.46% and 6.49% respectively, for 2010.

Net income for the three-month period ended December 31, 2011 was a record $1,801,000 compared to net income of $342,000 for the same period last year, an increase of $1,459,000, or 427%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders for the fourth quarter was $1,559,000 or $0.33 per diluted common share, as compared to net income to common shareholders of $101,000 or $0.02 per diluted common share for the same period last year. Return on average total assets for the fourth quarter of 2011 was 0.94% and return on average shareholders’ equity was 12.13%, compared with 0.17% and 2.43% respectively for the same period in 2010.

“We are most pleased to report that Valley Financial Corporation has delivered not only a record quarter, but also a second consecutive year of record earnings to its shareholders during this most tenuous economic climate.  During the year we have made continued improvements in asset quality, liquidity, deposit generation, and capital generation.  Our focus for the coming year will be continued asset quality improvement and continued capital enhancement to position the Company to successfully begin repayment of TARP to the U. S. Treasury through organic earnings, with regulatory approval.  We also will be focused on returning to positive loan growth for the year, but recognize the overall economy will continue to dictate our ability to grow quality loans,” said Ellis L. Gutshall, President and Chief Executive Officer.

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the prior quarter and remain well above the regulatory “well-capitalized” ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.39% and 14.64%, respectively, at December 31, 2011, improved from the 13.12% and 14.38% reported at September 30, 2011, and improved from the 12.11% and 13.37% reported at December 31, 2010.  The Company’s leverage ratio also improved to 9.87% at December 31, 2011 from the 9.51% and 9.08% reported at September 30, 2011 and December 31, 2010, respectively.  The Company is current on all preferred dividend payments to the U.S. Treasury and current on all interest payments on the Company’s trust preferred securities.

Asset Quality

The Company continues to make progress in improving the credit quality of its loan portfolio.  The Company’s ratio of non-performing assets as a percentage of total assets decreased 36 basis points to 3.62% as compared to 3.98% one year earlier.  Total nonperforming assets decreased from $30.6 million to $28.0 million during year, with reductions of $3.6 million in nonaccrual loans and $2.2 million in loans past due 90 days or more and still accruing.  These reductions were partially offset by increases in troubled debt restructurings of $2.3 million and foreclosed assets of $1.0 million.

The Company’s charge-offs also have decreased substantially as compared to the prior year. Net charge-offs for the year ended December 31, 2011 totaled $1.6 million and 0.31% as a percentage of average loans receivable in comparison to $4.8 million and 0.86% for the year ended December 31, 2010.  Net charge-offs for the quarter ended December 31, 2011 were $162,000, in comparison to $689,000 for the same quarter one year ago.  Net charge-offs as a percentage of average loans receivable was 0.03% for the fourth quarter of 2011, compared to 0.13% for the fourth quarter of 2010.

The Company recorded a negative provision for potential loan losses of $201,000 for the fourth quarter of 2011, a decrease of $1,223,000 as compared to the same period last year.  The negative provision during the fourth quarter is attributable to a reduction in the level of general reserves.  At December 31, 2011, the Company’s total reserves amounted to $9,650,000 of which $2,099,000 are specific reserves on impaired loans and $7,551,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  The ratio of allowance for loan and lease losses as a percentage of total loans decreased to 1.90% of total loans as compared to 2.02% at December 31, 2010.  Despite an increase in the specific reserve on our impaired loans year over year, the balance in the allowance and the allowance as a percentage of loans decreased during 2011 when compared to 2010 due to lower general reserves resulting primarily from the following:
•
The Company experienced a $26.9 million reduction in its level of classified loans from 2010 to 2011.  The Company continues to work through the problem loan portfolio through successful resolution, charge-offs, and foreclosures.  During 2011, loans totaling $14.9 million were upgraded, principal payments were received totaling $6.9 million, and foreclosures totaling $7.0 million were completed.

•	The Company experienced a decrease in total loans of $35.7 million during 2011.
•	The Company’s concentration in acquisition and development credits as a percentage of capital decreased from 82% at December 31, 2010 to 45% at December 31, 2011.

Additionally, the Company’s total non-owner occupied commercial real estate portfolio as a percentage of capital decreased from 280% to 230% year over year.
•
The Company reduced its risk assessment (from high to medium) for real estate devaluation factors due to the fact that the 2011 appraisals of real estate did not reveal the significant declines in value as seen in 2009 and early 2010.

Total reserves represented 112% of the non-accrual loan balances as of December 31, 2011, an improvement from the 106% coverage of non-accrual loans as of September 30, 2011 and an improvement from the 90% reported in the same period last year.

Gutshall added “In addition to these various initiatives regarding improving asset quality, the settlement of the litigation involving the former Ukrop’s Supermarket Store located in the Ivy Market development in Roanoke City did terminate the existing lease agreement and, therefore, freed the Company to commence the re-development and re-tenanting of this site.”

Balance Sheet

At December 31, 2011, the Company’s total assets were $773,504,000, total deposits were $630,708,000, total loans stood at $508,586,000 and total shareholders' equity was $60,113,000. Compared with December 31, 2010, the Company experienced increases of $5,916,000 or 0.8% in total assets and $3,296,000 or 0.5% in total deposits, while total loans decreased $35,708,000 or 6.6%.  Average loans for the year were $519,840,000, down from the average of $554,396,000 during 2010, while average securities were $170,308,000, up $60,834,000, or 56%, as compared to the prior year.  Average deposits were $634,049,000, up $34,214,000 or 6% as compared to the $599,835,000 for 2010.

Gutshall stated, “While we continue to be limited by current economic conditions in our ability to drive loan growth, we are quite pleased with our continued success in attracting new core deposits.  In fact, our deposit growth for 2011 was heavily concentrated in our noninterest bearing deposit portfolio, which increased 22% year over year.  Additionally, during the fourth quarter we successfully introduced mobile banking services with more than 500 customers enrolling in the introductory three-month period.”

Net Interest Income Improves

The Company’s net interest income increased $3.2 million or 15% as compared to the prior year, with net interest margin increasing by 42 basis points to 3.39%.  In comparison to the linked quarter, the Company’s net interest margin decreased by 6 basis points from 3.41% to 3.35%.  This reduction is due primarily to higher prepayments in the Company’s investment portfolio.  The Company’s cost of funds decreased in comparison to the linked quarter from 1.13% to 1.07%.

The increase in net interest income and corresponding increase in net interest margin for the year is primarily due to the reduction in funding costs.  The Company’s cost of funds was 1.17% for the year ended December 31, 2011, compared to 1.72% reported for the prior year.  Decreased rates on the Company’s primary non-maturity deposit products and more aggressive pricing on time deposits have led to the decrease in funding costs.  The Company’s yield on earning assets was 4.54% for the year ended December 31, 2011, a decrease of 10 basis points from the 4.64% reported last year. This decrease is solely attributable to the yield on the Company’s investment portfolio as the yield on loans increased from 5.26% to 5.33% year over year while the yield on investments decreased from 3.71% to 3.04%.  Gutshall stated “While we remain intently focused on increasing the yield on earning assets while also continuing to push down funding costs, we expect that continued margin expansion will be difficult in the current stagnant economic environment.”

Noninterest Income Improves

Noninterest income for the year totaled $4,009,000, an increase of $1,216,000, or 44%, compared to $2,793,000 for the prior year.  The current year includes $1,017,000 in realized gains from the sale of securities compared to $0 for the year ended December 31, 2010, while the prior year includes nonrecurring gains on partnerships totaling $110,000.  Excluding these gains, noninterest income increased by $309,000, or 12%, from the prior year.  The primary increases were in brokerage fee income (increase of $107,000) and mortgage fee income (increase of $49,000).

Operating Costs Increase

Noninterest expense for the year ended December 31, 2011 was $20,175,000, an increase of $2,257,000, or 13%, compared to $17,918,000 prior year.  The Company’s efficiency ratio improved to 69.76% as compared to 72.97% for the year ended December 31, 2010. The increase when comparing 2011 to 2010 was mainly attributable to the following factors:
•
Compensation expenses increased year over year due to increased profit sharing awards and performance bonuses awarded as a result of the Company’s exceptional performance measured against budget; increased retirement expenses; and merit, equity and promotional increases for all employees;

•	Insurance fees increased year over year due primarily to FDIC adjustments made in the first quarter of 2011 and an increase in the assessment rate in the first half of the year;
•	Professional fees increased year over year primarily due to litigation costs incurred; and
•	Foreclosed asset expenses increased dramatically year over year due to the high level of foreclosed assets held throughout the year.

Gutshall stated, “We are quite pleased with the improvement in our efficiency ratio year over year, especially considering our noninterest expenses for 2011 included over $1 million in extraordinary expenses for litigation and FDIC insurance adjustments.  We expect to see significant savings from these two line items in 2012 due to the settlement of the litigation and a reduced assessment rate for FDIC insurance.  We also anticipate a decline in the level of foreclosed asset expense for 2012 although we understand it will continue to be a large expense item until we are completely out of this recessionary environment.  Taking these items into consideration, the gains realized on the sale of securities and these extraordinary expense items essentially offset each other when analyzing 2011 performance.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Year Ended 12/31/11	Year Ended 12/31/10
Net interest income, non tax-equivalent	$24,310	21,063

Less: tax-exempt interest income	(576)	(563)
Add: tax-equivalent of tax-exempt interest income	873	853

Net interest income, tax-equivalent	$24,607	21,353

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

In thousands	(Unaudited) 12/31/11	(Audited) 12/31/10
Assets
Cash and due from banks	$8,428	$4,318
Interest-bearing deposits in banks	22,296	19,994
Total cash and cash equivalents	30,724	24,312

Securities available-for-sale	160,465	145,894
Securities held-to-maturity (fair value: 12/31/11: $29,723; 12/31/10: $7,868)	28,770	7,634
Loans, net of allowance for loan losses, 12/31/11: $9,650; 12/31/10: $11,003	498,936	533,291
Foreclosed assets	17,040	16,081
Premises and equipment, net	7,491	7,736
Bank owned life insurance	16,565	14,475
Accrued interest receivable	2,401	2,274
Other assets	11,112	15,891
Total assets	$773,504	$767,588

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$17,903	$17,768
Interest-bearing deposits	612,805	609,644
Total deposits	630,708	627,412

Federal funds purchased and securities sold under agreements to repurchase	18,646	17,296
FHLB borrowings	43,000	48,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	533	1,058
Other liabilities	4,008	3,398
Total liabilities	713,391	713,660

Commitments and contingencies	0	0

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	15,661	15,494
Common stock, no par value; 10,000,000 shares authorized; 4,711,123 shares issued and outstanding at December 31, 2011 and 4,680,251 shares issued and outstanding at December 31, 2010	23,654	23,542
Retained earnings	20,131	16,011
Accumulated other comprehensive income (loss)	667	(1,119)
Total shareholders’ equity	60,113	53,928
Total liabilities and shareholders’ equity	$773,504	$767,588

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended		Twelve Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Interest Income:
Interest and fees on loans	$6,773	$7,356	$27,733	$29,184
Interest on securities–taxable	915	862	4,295	3,171
Interest on securities-nontaxable	129	162	576	563
Interest on deposits in banks	18	36	84	127
Total interest income	7,835	8,416	32,688	33,045
Interest Expense:
Interest on deposits	1,437	1,896	6,452	9,008
Interest on borrowings	346	606	1,507	2,554
Interest on junior subordinated debentures	96	95	377	376
Interest on federal funds purchased and securities sold under agreements to repurchase	10	11	42	44
Total interest expense	1,889	2,608	8,378	11,982
Net interest income	5,946	5,808	24,310	21,063
Provision for loan losses	(201)	1,022	224	1,127
Net interest income after provision for loan losses	6,147	4,786	24,086	19,936

Noninterest Income:
Service charges on deposit accounts	354	338	1,403	1,341
Income earned on bank owned life insurance	157	138	590	545
Mortgage fee income	126	110	301	252
Brokerage fee income, net	111	82	450	343
Realized gain on sale of securities	0	0	1,017	0
Other income	73	53	248	312
Total noninterest income	821	721	4,009	2,793

Noninterest Expense:
Compensation expense	2,201	2,362	9,188	8,442
Occupancy and equipment expense	375	396	1,545	1,581
Data processing expense	286	265	1,072	1,085
Advertising and marketing expense	77	68	360	371
Insurance expense	259	434	2,283	1,593
Professional fees	185	229	1,450	1,011
State franchise taxes	124	124	496	494
Foreclosed asset expense, net	388	636	1,582	973
Other operating expenses	466	588	2,199	2,368
Total noninterest expense	4,361	5,102	20,175	17,918
Income before income taxes	2,607	405	7,920	4,811

Income tax expense	806	63	2,232	1,318
Net income	$1,801	$342	$5,688	$3,493
Preferred dividends and accretion of discounts on warrants	242	241	968	959
Net income available to common shareholders	$1,559	$101	$4,720	$2,534

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Twelve Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10

PER COMMON SHARE
Earnings per share – basic	$0.33	$0.02	$1.00	$0.54
Earnings per share – diluted	$0.33	$0.02	$1.00	$0.54
Book value			$9.32	$8.45

FINANCIAL RATIOS
Return on average assets	0.94%	0.17%	0.73%	0.46%
Return on average shareholders’ equity	12.13%	2.43%	9.88%	6.49%
Net interest margin (FTE)	3.35%	3.14%	3.39%	2.97%
Efficiency - Consolidated	63.07%	76.33%	69.76%	73.35%
Efficiency – Bank only	61.34%	74.64%	67.46%	71.30%
Net charge-off to average loans	0.03%	0.13%	0.31%	0.86%
Total risk based capital – Consolidated			14.64%	13.37%
Total risk based capital – Bank only			13.87%	12.32%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$11,003	$14,630
Provision for loan losses			224	1,127
Charge-offs			(1,647)	(4,937)
Recoveries			70	183
Ending balance			$9,650	$11,003

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.62%	3.98%
Allowance for loan losses to total loans			1.90%	2.02%
Allowance for loan losses to nonaccrual loans			111.7%	89.8%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$4	$2,244
Nonaccrual			8,638	12,242
Troubled Debt Restructuring			2,305	0
OREO/Repos			17,040	16,081
Total nonperforming assets			$27,987	$30,567